CERTIFICATE OF QUALIFIED PERSON

As an author of the report entitled "Technical Report on Peak Gold Mines, New South Wales, Australia", dated January 1, 2009 (the "Technical Report"), I, Peter Lloyd, do hereby certify that:

1.

I am employed as General Manager with the following wholly-owned subsidiary of New Gold Inc.:

Peak Gold Mines Pty Ltd.
Hillston Road
Cobar, NSW 2835
Australia

2.

I am a Fellow of the Australasian Institute of Mining & Metallurgy. I graduated from the Ballarat College of Advance Education with a Bachelor of Engineering (Mining) in 1984.

3.

I have worked as a Mining Engineer in the minerals industry for 24 years. I have been directly involved in the mining, exploration and evaluation of mineral properties internationally for gold and base metals.

4.

I am responsible for the preparation of Sections 1, 2, 3, 4, 5, 6, 16, 18, 19, 20 and 21 of the Technical Report.

5.

I have read the definition of "Qualified Person" set out in National Instrument 43-101 ("NI 43-101") and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "Qualified Person" for the purposes of NI 43-101.

6.

I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

7.

As of the date of this certificate, to the best of my knowledge, information and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

Dated this 15th day of April, 2009

/s/ Peter Lloyd
Peter Lloyd